Exhibit 2.2

EXCHANGE TRUST AGREEMENT

Between:

LULULEMON ATHLETICA INC.

- and -

LULU CANADIAN HOLDING INC.

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA

July 26, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1

ARTICLE 2 PURPOSE OF AGREEMENT		5
2.1	Establishment of Trust	5

ARTICLE 3 EXCHANGE RIGHT AND AUTOMATIC EXCHANGE		5
3.1	Grant and Exercise of the Exchange Right	5
3.2	Legended Share Certificates	5
3.3	General Exercise of Exchange Right	6
3.4	Purchase Price	6
3.5	Exercise Instructions	6
3.6	Delivery of Lululemon Common Shares; Effect of Exercise	7
3.7	Exercise of Exchange Right Subsequent to Retraction	8
3.8	Stamp or Other Transfer Taxes	8
3.9	Notice of Insolvency Event	8
3.10	Qualification of Lululemon Common Shares	9
3.11	Lululemon Common Shares	9
3.12	Automatic Exchange on Liquidation of Lululemon	9
3.13	Withholding Rights	11

ARTICLE 4 CONCERNING THE TRUSTEE		12
4.1	Powers and Duties of the Trustee	12
4.2	No Conflict of Interest	13
4.3	Dealings with Transfer Agents, Registrars, etc.	13
4.4	Books and Records	13
4.5	Income Tax Returns and Reports	14
4.6	Indemnification Prior to Certain Actions by Trustee	14
4.7	Action of Beneficiaries	14
4.8	Reliance Upon Declarations	15
4.9	Evidence and Authority to Trustee	15
4.10	Experts, Advisers and Agents	16
4.11	Investment of Moneys Held by Trustee	16
4.12	Trustee Not Required to Give Security	17
4.13	Trustee Not Bound to Act on Request	17
4.14	Authority to Carry on Business	17
4.15	Conflicting Claims	17
4.16	Acceptance of Trust	18

ARTICLE 5 COMPENSATION		18
5.1	Fees and Expenses of the Trustee	18

ARTICLE 6 INDEMNIFICATION AND LIMITATION OF LIABILITY		18
6.1	Indemnification of the Trustee	18
6.2	Limitation of Liability	19

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ARTICLE 7 CHANGE OF TRUSTEE		19
7.1	Resignation	19
7.2	Removal	20
7.3	Successor Trustee	20
7.4	Notice of Successor Trustee	20

ARTICLE 8 LULULEMON SUCCESSORS		20
8.1	Certain Requirements in Respect of Combination, etc.	20
8.2	Vesting of Powers in Successor	21
8.3	Wholly-Owned Subsidiaries	21

ARTICLE 9 AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS		21
9.1	Amendments, Modifications, etc.	21
9.2	Ministerial Amendments	22
9.3	Meeting to Consider Amendments	22
9.4	Changes in Capital of Lululemon and Exchangeco	22
9.5	Execution of Supplemental Trust Agreements	23

ARTICLE 10 TERMINATION		23
10.1	Term	23
10.2	Survival of Agreement	24

ARTICLE 11 GENERAL		24
11.1	Notices	24
11.2	Notice to Beneficiaries	25
11.3	Interpretation	25
11.4	Severability	25
11.5	Counterparts	26
11.6	Governing Law	26
11.7	Assignment	26
11.8	Enforcement	26
11.9	No Waiver	26
11.10	Expenses	27
11.11	Privacy	27
11.12	Trustee Not Bound to Act	27
11.13	Third Party Interests	28
11.14	Further Assurances	28

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EXCHANGE TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 26th day of July, 2007.

AMONG:

LULULEMON ATHLETICA INC., a corporation existing under the laws of the State of Delaware

(“Lululemon”),

AND:

LULU CANADIAN HOLDING INC., a company existing under the laws of British Columbia

(“Exchangeco”),

AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada

(“Trustee”).

WHEREAS in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of April 26, 2007 among Lululemon, Lululemon Callco ULC (“Callco”), Exchangeco, LIPO Investments (USA), Inc. and LIPO Investments (Canada) Inc. (“LIPO Canada”), Exchangeco is to issue Exchangeable Shares to holders of common shares of LIPO Canada pursuant to the Arrangement contemplated in the Arrangement Agreement;

AND WHEREAS pursuant to the Arrangement Agreement, Lululemon, Exchangeco and Callco have agreed to execute an exchange trust agreement substantially in the form of this Agreement;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

In this Agreement, the following terms shall have the following meanings:

“Agreement” means this Exchange Trust Agreement as it may be amended or supplemented from time to time;

“Arrangement” means an arrangement under Part 9, Division 5 of the BCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix 1, subject to any amendments or variations thereto made in accordance with Article 6 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement made as of the 26th day of April, 2007 among Lululemon, Callco, Exchangeco, LIPO Investments (USA), Inc. and LIPO Investments (Canada), Inc., as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Automatic Exchange Rights” means the benefit of the obligation of Lululemon, to effect the automatic exchange of Exchangeable Shares for Lululemon Common Shares pursuant to Section 3.12;

“BCA” means the Business Corporations Act (British Columbia), as amended;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Lululemon and its subsidiaries;

“Board of Directors” means the board of directors of Exchangeco;

“Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia;

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“Court” means the Supreme Court of British Columbia;

“Current Market Price” means, in respect of a Lululemon Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of the Lululemon Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the Lululemon Common Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Lululemon Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided however, that if in the opinion of the Board of Directors the public distribution or trading activity of the Lululemon Common Shares during such period does not create a market which reflects the fair market value of a Lululemon Common Share, then the Current Market Price of a Lululemon Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Effective Date” means the date following the grant of the Final Order on which the parties to the Arrangement Agreement that the conditions set forth in Article 5 of the Arrangement Agreement have been satisfied or waived (or on such other date as the parties may agree);

“Effective Time” means the time on the Effective Date at which the Arrangement becomes effective;

“Exchange Right” has the meaning assigned in Section 3.1;

“Exchangeable Share” means a share in the class of non-voting exchangeable shares in the capital of Exchangeco;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially in the form and content as set out in Appendix 1 of the Plan of Arrangement;

“Final Order” means the order of the Court approving the Plan of Arrangement, granted pursuant to section 291(4) of the BCA, as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Indemnified Parties” has the meaning assigned in Section 6.1;

“Insolvency Event” means the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

“Liquidation Call Right” has the meaning assigned in the Plan of Arrangement;

“Liquidation Event” has the meaning assigned in Section 3.12(b);

“Liquidation Event Effective Date” has the meaning assigned in Section 3.12(c);

“Lululemon Common Share” means a share of common stock, par value U.S. $0.01, in the capital of Lululemon and any other securities into which such share may be changed;

“Lululemon Successor” has the meaning assigned in Section 8.1(a);

“NASDAQ” means the NASDAQ Global Market;

“Officer’s Certificate” means, with respect to Lululemon or Exchangeco, as the case may be, a certificate signed by any officer or director of Lululemon or Exchangeco, as the case may be;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit B to the Arrangement Agreement and any amendments or variations thereto made in accordance with Article 6 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Redemption Call Right” has the meaning assigned in the Plan of Arrangement;

“Reorganization Agreement” means the Agreement and Plan of Reorganization dated as of the 26th day of April, 2007 by and among Lululemon, Lululemon Athletica USA, Inc., Lululemon Athletica Inc., LIPO Investments (USA), Inc., LIPO Investments (Canada), Inc., Callco, Exchangeco and certain other parties;

“Retracted Shares” has the meaning assigned in Section 3.7;

“Retraction Call Right” has the meaning assigned in the Exchangeable Share Provisions;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Support Agreement” means the Support Agreement to be made among Lululemon, Callco and Exchangeco, which shall be substantially in the form and content of Exhibit D to the Reorganization Agreement, with such changes thereto as the parties thereto, acting reasonably, may approve, in accordance with the terms thereof;

“Trust” means the trust created by this Agreement;

“Trust Estate” means any securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 7, includes any successor trustee.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1 Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

3.1 Grant and Exercise of the Exchange Right

Lululemon hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Lululemon to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Lululemon hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Lululemon to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with all rights in respect of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

3.2 Legended Share Certificates

Exchangeco will cause each certificate issued representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

3.3 General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 4.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 3 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

3.4 Purchase Price

The purchase price payable by Lululemon for each Exchangeable Share to be purchased by Lululemon under the Exchange Right shall be an amount per Exchangeable Share equal to (a) the Current Market Price of a Lululemon Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Lululemon causing to be sent to such holder one Lululemon Common Share, plus (b) to the extent not paid by Exchangeco on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, Lululemon shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Lululemon delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one Lululemon Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to Section 3.13). Upon payment by Lululemon of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Exchangeco.

3.5 Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates, if any, representing the Exchangeable Shares which such Beneficiary desires Lululemon to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Trustee, Exchangeco or Lululemon may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right in form and substance satisfactory to the Trustee, Lululemon and Exchangeco, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Lululemon to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Lululemon, free and clear of all liens, claims and encumbrances, (iii) the names in which the Lululemon Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such Lululemon Common Shares should be delivered and (b) payment (or evidence satisfactory to the Trustee, Exchangeco, and Lululemon of payment) of the taxes (if any) payable as contemplated by Section 3.8 of this Agreement. If only a part of the Exchangeable Shares are to be purchased by Lululemon under the Exchange Right, the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco either by a new certificate or through the direct registration system.

3.6 Delivery of Lululemon Common Shares; Effect of Exercise

Promptly after the receipt of the notice of exercise of the Exchange Right, together with such documents and instruments of transfer required by Section 3.5 (and payment of taxes, if any payable as contemplated by Section 3.8 or evidence thereof), the Trustee shall notify Lululemon and Exchangeco of its receipt of the same, which notice to Lululemon and Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Lululemon shall promptly thereafter deliver or cause to be delivered to the Trustee (which delivery may be in the form of a certificate or in book-entry form through the direct registration system), for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of Lululemon Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to Section 3.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Exchangeco, and Lululemon of the payment of) the taxes (if any) payable as contemplated by Section 3.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Lululemon and Exchangeco of the exercise of the Exchange Right as provided in this Section 3.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Lululemon, all of such holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of Lululemon Common Shares is not allotted, issued and delivered by Lululemon, to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by Lululemon, on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such Lululemon Common Shares are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by Lululemon. Upon delivery by Lululemon to the Trustee of such Lululemon Common Shares, and the balance of the purchase price, if any, the Trustee shall deliver such Lululemon Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary), either in the form of a certificate or in book-entry form through the direct registration system. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Lululemon Common Shares delivered to it pursuant to the Exchange Right.

3.7 Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6.6 of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6.1 of the Exchangeable Share Provisions and provided further that the Trustee has received written notice of same from Exchangeco or Lululemon (which, in such circumstances, Lululemon covenants to provide or cause to be provided to the Trustee), the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Lululemon to purchase such shares in accordance with the provisions of this Article 3.

3.8 Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Lululemon pursuant to the Exchange Right or the Automatic Exchange Rights, the Lululemon Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Lululemon, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Lululemon and Exchangeco that such taxes, if any, have been paid.

3.9 Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco and Lululemon shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Exchangeco and Lululemon of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Lululemon (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Lululemon, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

3.10 Qualification of Lululemon Common Shares

Lululemon covenants that if any Lululemon Common Shares (or other shares or securities into which Lululemon Common Shares may be reclassified or changed as contemplated by section 2.7 of the Support Agreement) to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial or state legal requirement before such shares may be issued and delivered by Lululemon, to the initial holder thereof or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of Lululemon for purposes of United States federal or state securities law), Lululemon will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Lululemon Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States or Canadian law, as the case may be; provided, however, that Lululemon’s obligations in this Section 3.10 shall be limited to the obligations set forth in Section 6.4 of the Reorganization Agreement. Lululemon will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Lululemon Common Shares (or such other shares or securities) to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Lululemon Common Shares (or such other shares or securities) have been listed by Lululemon and remain listed and are quoted or posted for trading at such time.

3.11 Lululemon Common Shares

Lululemon hereby represents, warrants and covenants that the Lululemon Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, other than those encumbrances placed by applicable securities law or otherwise contractually agreed to by the holder thereof.

3.12 Automatic Exchange on Liquidation of Lululemon

(a)	Lululemon will give the Trustee written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of Lululemon to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Lululemon or to effect any other distribution of assets of Lululemon among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by Lululemon of notice of, and (B) Lululemon otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Lululemon or to effect any other distribution of assets of Lululemon among its shareholders for the purpose of winding up its affairs, in each case where Lululemon has failed to contest in good faith any such proceeding commenced in respect of Lululemon within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by the Trustee from Lululemon of notice of any event (a “Liquidation Event”) contemplated by Section 3.12(a)(i) or 3.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Lululemon and shall include a brief description of the automatic exchange of Exchangeable Shares for Lululemon Common Shares provided for in Section 3.12(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Lululemon Common Shares in the distribution of assets of Lululemon in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Lululemon Common Shares. To effect such automatic exchange, Lululemon shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (i) the Current Market Price of a Lululemon Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Lululemon issuing to the Beneficiary one Lululemon Common Share, and (ii) to the extent not paid by Exchangeco, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Lululemon shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

(d)

On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Lululemon Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Lululemon, all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Lululemon shall deliver to the Beneficiary the Lululemon Common Shares issuable upon the automatic exchange of Exchangeable Shares for Lululemon Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to Section 3.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Lululemon Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Lululemon Common Shares and the certificates, if any, held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Lululemon pursuant to such automatic exchange shall thereafter be deemed to represent Lululemon Common Shares delivered to the Beneficiary by Lululemon pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates, if any, deemed to represent Lululemon Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Lululemon may reasonably require, Lululemon shall deliver or cause to be delivered to the Beneficiary the Lululemon Common Shares of which the Beneficiary is the holder (which delivery may be in the form of a certificate or, in whole or in part, in book entry form through the direct registration system).

3.13 Withholding Rights

Lululemon, Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend or any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Lululemon Common Shares such amounts as Lululemon, Exchangeco or the Trustee is required or permitted to deduct and withhold with respect to such payment (i) under the Income Tax Act (Canada) (the “ITA”), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded or (ii) required or permitted in order to comply with section 116 of the ITA or any corresponding provisions of provincial laws. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Lululemon, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Lululemon, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Lululemon, Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Lululemon represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986.

ARTICLE 4

CONCERNING THE TRUSTEE

4.1 Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Lululemon as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Lululemon Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(c)	holding title to the Trust Estate;

(d)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(e)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Lululemon, and Exchangeco under this Agreement; and

(f)	taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

4.2 No Conflict of Interest

The Trustee represents to Lululemon and Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 7. If, notwithstanding the foregoing provisions of this Section 4.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 4.2, any interested party may apply to a court of competent jurisdiction in British Columbia for an order that the Trustee be replaced as Trustee hereunder.

4.3 Dealings with Transfer Agents, Registrars, etc.

Lululemon and Exchangeco irrevocably authorize the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Lululemon Common Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Lululemon Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

Lululemon and Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests.

4.4 Books and Records

The Trustee shall keep available for inspection by Lululemon and Exchangeco at the Trustee’s principal office in Calgary correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before February 15, 2008, and on or before February 15th in every year thereafter the Trustee shall transmit to Lululemon and Exchangeco a brief report, dated as of January 31st of that year, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)

the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the delivery by Lululemon of Lululemon Common Shares in connection with the Exchange Right, during the fiscal year ended on such January 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

4.5 Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Lululemon or Exchangeco). If requested by the Trustee, Lululemon or Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

4.6 Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Exchange Right pursuant to Article 3, subject to Section 4.15, and with respect to the Automatic Exchange Rights pursuant to Article 3.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

4.7 Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 4.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

4.8 Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 4.9, if applicable, and with any other applicable provisions of this Agreement.

4.9 Evidence and Authority to Trustee

Lululemon and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Lululemon, and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Lululemon and/or Exchangeco promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 4.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Lululemon and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Lululemon and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Lululemon and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Lululemon and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that he/she has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which he/she based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that he/she has made such examination or investigation as he/she believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

4.10 Experts, Advisers and Agents

The Trustee may:

(a)	in relation to this Agreement act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Lululemon and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

4.11 Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Exchangeco, in securities in which, under the laws of the Province of British Columbia, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Exchangeco. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of

Exchangeco, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. Any income earned in respect of the Trust Estate which is not used by the Trustee as provided in this Agreement shall be accumulated by the Trustee and added to the capital of the Trust Estate.

4.12 Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement.

4.13 Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Lululemon and/or Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

4.14 Authority to Carry on Business

The Trustee represents to Lululemon and Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 4.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 7.

4.15 Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)	all differences with respect to the Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

4.16 Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 5

COMPENSATION

5.1 Fees and Expenses of the Trustee

Lululemon and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Lululemon and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 6

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1 Indemnification of the Trustee

Lululemon and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Lululemon or Exchangeco pursuant hereto.

In no case shall Lululemon or Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Lululemon and Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to clause (ii) below, Lululemon and Exchangeco shall be entitled to participate at their own expense in the defence and, if Lululemon and Exchangeco so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Lululemon or Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Lululemon or Exchangeco and the Trustee shall have been advised by counsel acceptable to Lululemon or Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Lululemon or Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Lululemon and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

6.2 Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 7

CHANGE OF TRUSTEE

7.1 Resignation

The Trustee, or any Trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Lululemon and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than sixty (60) days before such desired resignation date unless Lululemon and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Lululemon and Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Lululemon and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

7.2 Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Lululemon and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

7.3 Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Lululemon and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Lululemon and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Lululemon and Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

7.4 Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Lululemon and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Lululemon or Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Lululemon and Exchangeco.

ARTICLE 8

LULULEMON SUCCESSORS

8.1 Certain Requirements in Respect of Combination, etc.

Lululemon shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)

such other person or continuing corporation (herein called the “Lululemon Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Lululemon Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Lululemon Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Lululemon under this Agreement; and

(b)	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

8.2 Vesting of Powers in Successor

Whenever the conditions of Section 8.1 have been duly observed and performed, the Trustee, Lululemon Successor and Exchangeco shall, if required by Section 8.1, execute and deliver the supplemental trust agreement provided for in Article 9 and thereupon Lululemon Successor shall possess and from time to time may exercise each and every right and power of Lululemon under this Agreement in the name of Lululemon or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Lululemon or any officers of Lululemon may be done and performed with like force and effect by the directors or officers of such Lululemon Successor.

8.3 Wholly-Owned Subsidiaries

Subject to section 2.13 of the Support Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Lululemon with or into Lululemon or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Lululemon provided that all of the assets of such subsidiary are transferred to Lululemon or another wholly-owned direct or indirect subsidiary of Lululemon and any such transactions are expressly permitted by this Article 8.

ARTICLE 9

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

9.1 Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by Lululemon, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 11.2 of the Exchangeable Share Provisions.

9.2 Ministerial Amendments

Notwithstanding the provisions of Section 9.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Exchangeco and Lululemon shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Lululemon and Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)	making such changes or corrections which, on the advice of counsel to Lululemon, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the board of directors of each of Lululemon and Exchangeco shall be of the opinion, acting in good faith, that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

9.3 Meeting to Consider Amendments

Exchangeco, at the request of Lululemon, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

9.4 Changes in Capital of Lululemon and Exchangeco

At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which the rights, privileges, restrictions or conditions of either Lululemon Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Lululemon Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

9.5 Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time, Lululemon and Exchangeco (when authorized by a resolution of their respective board of directors) and the Trustee may, subject to the provisions of this Agreement, and they shall, when so directed by the provisions of this Agreement, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Lululemon Successors and the covenants of and obligations assumed by each such Lululemon Successor in accordance with the provisions of Article 8 and the successors of any successor trustee in accordance with the provisions of Article 7;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Lululemon, Exchangeco, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 10

TERMINATION

10.1 Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Lululemon and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11.2 of the Exchangeable Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

10.2 Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 5 and Article 6 shall survive any such termination of this Agreement.

ARTICLE 11

GENERAL

11.1 Notices

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada and, in each case, addressed to a party at the following address for such party.

If to Lululemon or Exchangeco, to:

2285 Clark Drive

Vancouver, British Columbia

V5N 3G9

Fax: (604) 847-6124

Attention: Corporate Secretary

with a copy to:

McCarthy Tétrault LLP

1300-777 Dunsmuir Street

Vancouver, British Columbia

V7Y 1K2

Fax: (604) 622-5615

Attention: Richard Balfour

If to the Trustee, to:

Suite 710, 530-8th Avenue SW

Calgary, Alberta

T2P 3S8

Fax: (403) 267-6598

Attention: Manager, Corporate Trust

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.1.

11.2 Notice to Beneficiaries

Any and all notices to be given and documents to be sent to any Beneficiaries may be sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Exchangeco from time to time in force in respect of notice to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to Beneficiaries.

11.3 Interpretation

When a reference is made in this Agreement to an Article or a section, such reference shall be to an Article or a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘include’, ‘includes’ or ‘including’ are used in this Agreement, they shall be deemed to be followed by the words ‘without limitation’. The terms ‘this Agreement’, ‘hereof’, ‘herein’ and ‘hereunder’ and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

11.4 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.5 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

11.6 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7 Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.8 Enforcement

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any provision of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction in the Province of British Columbia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of British Columbia, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of competent jurisdiction in the Province of British Columbia, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

11.9 No Waiver

No provisions of this Agreement shall be deemed waived by any party, unless such waiver is in writing and signed by the authorized representatives of the person against whom it is sought to enforce such waiver.

11.10 Expenses

Except as expressly set forth in this Agreement, all costs and expenses and third party fees, paid or incurred in connection with this Agreement shall be paid in accordance with section 11.2 of the Reorganization Agreement.

11.11 Privacy

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause any other party to contravene, applicable Privacy Laws. Lululemon and Exchangeco shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given and upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees:

(a)	to have a designated chief privacy officer;

(b)	to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry;

(c)	to use personal information solely for the purposes of providing the Trustee’s services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from Lululemon, Exchangeco or the individual whose personal information is involved;

(d)	not to sell or otherwise improperly disclose personal information to any third party; and

(e)	to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

11.12 Trustee Not Bound to Act

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to Lululemon and Exchangeco, provided that (i) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

11.13 Third Party Interests

Lululemon and Exchangeco hereby represent to the Trustee that any account to be opened by, or interest to held by, the Trustee in connection with this Agreement, for or to the credit of Lululemon or Exchangeco, is not intended to be used by or on behalf of any third party other than the Beneficiaries, as expressly provided in this Agreement.

11.14 Further Assurances

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LULULEMON ATHLETICA INC.

By:	/s/ John Currie
Chief Financial Officer

LULU CANADIAN HOLDING INC.

By:	/s/ John Currie
Chief Financial Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Cristian Couchot
Professional, Corporate Trust

By:	/s/ Dan Sander
Professional, Corporate Trust